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                                                                EXHIBIT 3


                                    CHDN

                          MODERATOR: KARL SCHMITT
                               JUNE 23, 2000
                                 9:00 AM CT


Operator: Good day everyone and welcome to this Churchill Downs
Incorporated conference call. Today's conference is being recorded. At this time for opening remarks and introductions, we'd like to turn the conference over to the Senior Vice President of Communications Mr. Karl Schmitt. Please go ahead, sir.

Karl Schmitt: Good morning and welcome. As we start, let me express that some statements made in this call may contain forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.

      The readers are cautioned, the listeners are cautioned, that such forward-looking statements involve risks and uncertainties that could cause Churchill Downs Incorporated's actual operating results and financial conditions to differ materially.

      Forward-looking statements are typically identified by the use of the term such as "may," "will," "expect," "anticipate," "estimate" and similar words, although some forward-looking statements are expressed differently. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.

      Important factors that could cause actual results to differ materially from our expectations include financial performance of Arlington International Racecourse, litigations surrounding the Rosemont, Illinois, riverboat casino, market reaction to CDI's agreement with Arlington, the impact of gaming competition including lotteries and riverboat, cruise ship and land-based casinos, and other sports and entertainment options in those markets in which we operate, a substantial change in law or regulations affecting our parimutuel activities, a substantial change in allocation of live race days, a decrease in riverboat admissions revenue from our Indiana operation, the impact of an additional racetrack near our Indiana operations, our continued ability to effectively compete for the country's top horses and trainers necessary to field high quality of horse racing, our continued ability to grow our share of the interstate simulcast market, the impact of interest rate fluctuations, our ability to execute our acquisition strategy and to complete our - to complete or successfully operate planned expansion projects, our ability to adequately integrate acquired businesses, the loss of our totalisator companies or their inability to keep their technology current, our accountability for environmental contamination, the loss of key personnel and the volatility of our stock price.

      A proxy statement will be filed by CDI with the Securities and Exchange Commission as soon as applicable. CDI urges investors to read the proxy statement and any other relevant documents to be filed with the commission because they contain important information.

      Investors and security holders may obtain a free copy of the proxy statement when available, and other documents filed by CDI with the commission at the commission's Web site at www.sec.gov.

      The proxy statement and other documents filed with the commission by CDI may also be obtained for free from CDI by directing a request to Churchill Downs Incorporated, 700 Central Avenue, Louisville Kentucky, 40208, or you may call area code 502-636-4400.

      CDI and its officers and directors may be deemed to be participants in the solicitation of proxies from CDI stockholders with respect to the transactions contemplated by the merger agreement.

      Information regarding such offers -- excuse me -- information regarding such officers and directors is included in CDI's proxy statement for its 2000 annual meeting of stockholders filed with the commission on May 15, 2000. This document is available free of charge at the commission's Web site and from CDI at the address set forth above.

      I now thankfully will turn the call over to Tom Meeker, president and chief executive officer.

Tom Meeker: Good morning. And first of all I want to welcome everyone to the call and thank you for joining us this morning with that - all those preparatory remarks, I don't have much time left.

      But let me begin by saying that the proposed merger which we're going to discuss this morning, the proposed merger between Churchill Downs incorporated and Arlington International Racecourse was presented to the board of Directors yesterday at its normal meeting. They unanimously approved pushing forward the transaction, delivering the transaction in a form of proxy to our shareholders for a shareholder vote sometime on the time table that we're currently operating sometime in late August.

      The purpose of this call this morning is to describe to you the transaction which I will give both from the standpoint of the overall transaction as well as the governance issues that attend this transaction, and then describe to you why we believe this transaction is a positive transaction for Churchill Downs; it increases shareholder value and positions Churchill Downs for the changes that we see happening in the industry.

      Now directing our attention to the transaction itself, the transaction is a merger. It will involve the merging of Arlington
International Racecourse into Churchill Downs Incorporated. That will be done through subsidiaries, and the operative effect will be the two companies joining together.

      The transaction involves certain assets that are currently owned by Arlington Park, Arlington International. They include the racetrack located in Chicago, five off-track betting locations located in the state of Illinois, one of which includes a 200-plus acre track of land called Quad Cities Downs which was formerly an operational racetrack which is not currently in operation. But that racetrack is currently being operated as off-track betting location.

      It's a non-cash transaction, complete stock merger of the two companies. Although there is one - there is a lease provision. There's a holdback of approximately 60 acres from the Arlington International racecourse track of land and that will be leased back to Churchill Downs Incorporated under a 10-year lease that involves a lease payment of $250,000 a year with an escalation over the term of the lease with the right of purchase at the end of the term.

      The issuance of stock attending this transaction total amounts to 4.4 million shares. And with the current outstanding shares that we have, would represent approximately 30% of the outstanding.

      The issuance of shares will be done in two tranches. The first tranche involves the issuance of 3.15 millions shares. The second tranche, the remaining 1.25 million shares will be subject to a earn-out, which will be described in detail by Bob (Decker) when he joins in the call.

      The transaction obviously will be subject to a number of regulatory approvals including the Illinois Racing Board, SEC, Justice Dept., et cetera, all consistent with the transaction of this sort.

      As part of the transaction, Churchill Downs Incorporated will enter into - has entered into a management agreement with Arlington Park International under the terms of which it would be receiving a management fee in the order of 80% of the EBITDA from July 1 approximately thereabouts until the date of closing. This allows us a couple of things.

      First of all, it allows us to drive the earnings base that could be generated by Arlington International Racecourse during this period of time. And secondly and perhaps more important, it allows us to immediately begin integrating our operations prior to the time that we close the transaction and to provide a smooth transition not only for all of the constituencies involved in this transaction, the horseman, et cetera, but most important for our combined employees.

      There is a break-up fee attending this transaction in the amount $4 million. Given the nature of the transaction, the conditions preceeding, we do not think - we do think, I should affirmatively state, that this transaction will close as earlier suggested, around the end of August.

      The transaction, from a financial base, is totally very much consistent and within the parameters that we have historically been acquiring companies, albeit this is a merger. But it's very much within the parameters that we have set as part of our strategic acquisition strategy.

      The overall impact of this merger will have a positive impact of the earnings base of Churchill Downs by (increasing) ongoing shareholder value as we move down the road.

      Now let me describe for you, the stockholder agreement, which contains three general provisions. One is the standstill, which prevents DII or its shareholders who will ultimately be holding this stock from increasing their position.

      Second is sale rights provisions, which prohibit the sale of a Churchill Downs Incorporated stock over a term of years. And finally the governance issue.

      The standstill and sale rights provisions are very restrictive. The documents will be filed. Public documents will be filed which we'll describe to you, these provisions in detail.

      But essentially it is consistent with what Mr. Duchossois has indicated from the first, and that is he wants to maintain a continuing commitment in the racing industry. And these documents I think will clearly substantiate this commitment because, for instance the standstill provision can last as long as 30 years. There are other sale rights provisions that can extend beyond 10 years.

      So these documents and the provisions - or this document and the provisions contained in there - can clearly confirm Dick's commitment to the industry and more important, Dick's commitment and confidence in the Churchill Downs strategy.

      As part of the governance provisions of the document, we're fortunate to have three individuals from Duchossois Industries join the board of directors of Churchill Downs when the transaction closes.

      Those three individuals will be Mr. Duchossois. Dick Duchossois is the founder and the chairman of Duchossois Industries. His son, Craig Duchossois, who is the chief executive officer of Duchossois Industries, has run the family business for a number of years. And the chief financial officer of Duchossois Industries is Bob Fealy.

      Mr. Duchossois will also join the executive committee and the board of directors and provide some guidance to the overall combined companies and input. And given his commitment to the industry, we welcome - we not only welcome but we look forward to working with him as we develop strategies for the future.

      If the second tranche is issued, one additional director will be added to the Churchill Downs Incorporated board. If that where to occur, then we would have 16 members of the board, four of which will be representatives from DII.

      Mr. Duchossois will remain as the chairman of the Arlington Park operating board. And in our organizational structure, each of our racetracks has an operating board. He will assume that role. That board reports up through the Churchill Downs Management Company, which is the primary operating and oversight board for all of our operations within the Churchill Downs family of companies.

      And the overall operation and management and control of Arlington Park will fall under the purview of CDMC, the Churchill Downs Management Company.

      I will remain as the chief executive officer of Churchill Downs Incorporated. And Will Farish, our current chairman will remain in that position.

      Now let's direct our attention to why Dick and I both believe - as well as the board of directors of Churchill Downs believes - that this proposed merger is in the best interest of our two companies, and particularly in the best interest of Churchill Downs.

      And I think there are four compelling reasons. The first is there is a shared vision between the two companies. Mr. Duchossois recognizes that within the industry today, there is a wave of consolidation. That consolidation is positive. As we look forward to the future with developments in the technology area, and the developments both domestically and internationally, developing a critical mass product content is fundamentally important. He recognizes the importance to that, and he subscribes to the strategic plan that Churchill Downs has embarked upon for the last 2-1/2 years.

      Second, there is a consistent shared set of values within both companies. And the Churchill Downs company, we describe those values as the Three Cs. A firm commitment to the customer, a firm commitment to the communities that we serve, and finally a firm commitment to spending capital and furtherance of delivering the best possible products to our customers.

      Those same sets of values, while not articulated in the form of the Three Cs, is clearly evident in the Arlington International Racecourse company.

      The third thing is the combined balance sheet that the two companies will have following the merger will be much stronger. Not only will it allow us to continue our acquisition and content acquisition strategy, but it will also allow us to reduce our cost of capital.

      And finally and perhaps most important, in terms of what we are doing and the strategic plan that we are embarking on, it will strengthen racing. And it will strengthen (what) racing in many ways. First of all it will allow the CDSN products, which is the branded set of products including all of the live racing in our racetracks, access to a critical market, namely the Chicago market, the third largest simulcast market in the United States.

      And then just as important, it'll allow Arlington Park, or Arlington International, the ability to access those markets that Churchill Downs is currently operating in including California, Florida, Kentucky and Indiana.

      And then while on its face it would appear that the CDSN property has just aggregated another property with the same racing dates that it has in other states including Indiana and Kentucky, there is a added benefit in having Arlington join CDI and its family of products because we now for the first time will be able to coordinate all of the racing activities in the Midwest racing circuit, develop a much stronger circuit to the benefit of both Illinois racing and Kentucky racing -- and I should also add Indiana racing -- and develop programs that will strengthen all of the racing in those three states and provide greater benefit to our horsemen as we move down the road.

      So those are the primary reasons that we believe that this transaction is a positive for both Arlington International as well as Churchill Downs incorporated.

      And now I'll turn the call over to Bob Decker who will go through the financial aspects of this transaction.

Bob Decker: Thank you Tom. Good morning, ladies and gentlemen. Or maybe I should say good evening as I and many members of our staff spent the night finalizing the transaction before it was signed early this morning.

      As Tom mentioned, this is a non-cash, all-stock merger. Payment is in the form of two tranches. Three million one hundred and fifty thousand shares will be paid at closing, which we expect to occur in early
September.

      A second tranche is tied to the opening of the Rosemont, Illinois, riverboat and will be paid 12 months after the riverboat has been in operation and Arlington Park racetrack has received payments from the Illinois Horse Racing Equity Fund resulting from Rosemont.

      Up to 1,250,000 shares will be paid based upon the level of payment to be received by Arlington from the fund.

      The transaction is valued at approximately $71-1/2 million for the first tranche of 3,150,000 shares based upon the closing price of Churchill stock yesterday.

      The transaction very much adds value to Churchill from a strategic standpoint as Tom has just described. It also is expected to make a positive financial contribution to Churchill Downs on a consolidated basis on an ongoing basis.

      I must tell you that it was difficult for us to ascertain the ongoing income and cash flow that will be derived from Arlington because of the fact that the racetrack has been closed for the last two years.

      We developed our projections using 1997, which is the last year the racetrack operated. And we added the effect of the legislation related to the riverboat that passed in 1999 and that is currently in effect, which provides tax refunds and credits to the racing industry in Illinois including Arlington. And we also added a modest level of (synergies) that we believe we can add to the operation.

      In 2000, we expect the transaction to be slightly accretive, which is primarily the result of the management fee Tom described, which will be earned from July the 1st onward.

      In the first full year of operation in 2001, we are expecting the transaction to be approximately break-even from an accretion standpoint. And then in future years, prior to the receipt of the fund payment from Rosemont, we believe that it will be slightly accretive based upon modest growth in the revenues and cash flow in Arlington including some additional modest synergies that we will be able to achieve.

      Once the Rosemont casino ((inaudible)) received from the fund we expect the transaction to be slightly accretive on an ongoing basis.

      It's important to point out that there is substantial income to be received by the racing industry in Illinois and Arlington in particular as a direct result from the Rosemont riverboat. Those payments, both in the form of direct cash payment to Arlington, which are 2.31% of the total net win of the Rosemont casino, totals some $6.9 million based upon the level of net win that we believe the casino can achieve.

      But in addition, there is also an additional 2.05% that is earmarked from the fund directly to Arlington's horseman in the form of purses, which will clearly have a positive impact on the first levels at Arlington.

      This merger also significantly improves Churchill's balance sheet, which of course is critical to ensure the achievement of our ongoing strategic efforts. It of course improves our overall financial ratios since there is no debt involved in the transaction. And our ratio of debt to total capitalization is expected to decrease from 50% where it is expect to be at the end of this year, to a very favorable 42% at the end of the first year of operation.

      The transaction, it will be recorded as a purchase. And although we are still awaiting the final result of an appraisal, we believe that the initial tranche will not result in any goodwill being recorded on the balance sheet.

      And of course, we'll also improve our access to (cash) and in fact will provide an immediate decrease in the interest expense that we are paying of 25 basis points on our debt, which is presently at approximately $167 million.

      As Tom mentioned, the transaction is very much consistent with the multiples that Churchill has paid on its previous acquisition. So all in all, from a financial standpoint, it is very, very positive for Churchill Downs.

      With that, we'd be happy to answer any questions you might have.

Operator: Thank you sir. Today's question and answer session will be conducted electronically. If you'd like to ask a question, you may do so by pressing the star or asterisk key, followed by the digit 1 on your touch-tone telephone.

      Once again, if you would like to pose a question, please press star
1.

      We go first to Stuart Linde with Lehman Brothers.

Stuart Linde:     Good morning gentlemen.

Man:  Morning, Stuart.

Man:  Morning, Stuart.

Stuart Linde: Can you give us some greater insights into Rosemount, what needs to happen in terms of legislation and what - if you could give us greater detail in terms of the percentage, you know, some of the parameters, what that might mean in terms of revenues?

Tom Meeker: Well let me - let me give you a general situation to report on where Rosemont stands. There is pending litigation concerning the constitutionality of Rosemont.

      Obviously, the deal structure, the way we've got it, gives consideration to that litigation. But I - we believe that a favorable result will be obtained in that legislation. Once that legislation - excuse me - litigation is completed, a decision is arrived at, then it's anticipated it will take approximately one year to get the thing up and running -- maybe a little bit shorter, but up and running.

      And then from that point forward it would open and a year later the second tranche would be issued depending upon this earn-out provision.

      And right now within the marketplace, there are a number of public estimates. The Rosemont casino is located approximate to O'Hare International. It's in a very, obviously good market. For casino operations it would be, you know, not on a river. It's not a riverboat, but it's a casino operation land-based. And projections have ranged from $175 million upwards of $350 million.

      The Illinois Horse Racing (Equity) Fund, which derives its revenues from the net win generated by the casinos in total 15% for the net win, would be going to the racing industry.

      The Arlington Park international statutory share of that net win would be 2.31% of the net win of the Rosemont casino. And the horseman's share would be 2.05%.

      And if you arranged that you can see in the - you know, $175 million parameter. And that - the parameters under the earn-out are 175 to 275.

      If you arrange that in the order of 175 -- I think the number's about $4.6 million -- you arrange it up to the 2 - 275 million range, you're at $6.3 million. We have included in our estimates, a $300 million net win, which would translate into $6.9 million for Arlington.

      Bob, do you want to...

Bob Decker: No, I think you've said it all, Tom.

Stuart Linde: But wouldn't it seem to be - I guess, Bob, your comment was that with Arlington, it was still modest - with the subsidy it was still modestly accretive. It would seem that it would be more than just modestly accretive with the subsidy.

Man: Well, of course, depending upon the net win to the extent that it exceeds the $300 million, then obviously that could make it a more accretive transaction to us. We've tried to take a reasonably conservative approach, Stuart.

Stuart Linde:     Okay, well, thanks so much.

Man:  You're welcome.

Operator: Once again, if you'd like to pose a question, please press star
1. We go next to Tim Rice with Rice Voelker.

Tim Rice: Good morning. My question involves the possibility of sending the Arlington signal abroad. You mentioned in the release that Arlington is a well-known brand internationally. And I know with the possibility of Dubai Millennium running in the Arlington Million this year, is that too short of a time frame for you to get any wagering on that race or on Arlington at international markets?

Tom Meeker: The short answer is yes. I think there is a possibility. But that's - I don't think it's going to be significant for Arlington in the short term. I think the long-term strategy that we're working on and is consistent with this aggregation of content, we see with technology being deployed virtually daily, that our offers, the racing industry and business in general, a whole wide new vista of opportunities. We see racing being able to enjoy those benefits in the international marketplace.

      A critical component of the success that we believe we can enjoy getting into the international marketplace is aggregation of content, content that is known both domestically and more important internationally.

      The Arlington Million is just such a product. It's part of the World Cup, which is a facsimile of the Breeders' Cup domestically involving a number of races worldwide. And the Arlington Million gives us an entree into the, you know, the international handicapper.

      Also, we've got, you know, the Hollywood Gold Cup and we've got a thing called the Kentucky Derby that I think is probably well recognized worldwide.

      So on the long term -- and I don't know what the long term would mean -- I think in today's environment, long timer might be two years. But in the long term, we see Arlington International together with our other properties providing a critical mass that we can position in the international wagering community like no other company.

Tim Rice: Well, possibly I could rephrase the question then and ask it this way. What is the earliest and in what form and what location might we expect to see the Churchill brand available to international bettors in a way that would reflect in your handle?

Tom Meeker: Well we already see it in the Kentucky Derby where we're betting particularly in the Caribbean Rim countries. But I think a full-fledged deployment of an international wagering platform is probably two years away.

Tim Rice:   Okay, thanks very much.

Operator: This concludes today's question/answer session. Mr. Meeker, I'd like to turn the conference back over to you for any additional or closing remarks.

Tom Meeker: Well again, thank you very much for joining us. We're very excited about this transaction as is Mr. Duchossois and all the people at DII, look forward to working with you as we move down the road in further describing what this transaction will really mean for the combined companies. And again, thank you for joining us this morning.

Operator: This concludes today's conference. Thank you for your participation.


                                    END

A proxy statement will be filed by Churchill Downs Incorporated ("CDI") and with the Securities and Exchange Commission ("Commission") as soon as practicable. CDI URGES INVESTORS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE COMMISSION BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by CDI with the Commission at the Commission's Web site at www.sec.gov. The proxy statement and other documents filed with the Commission by CDI may also be obtained for free from CDI by directing a request to Churchill Downs Incorporated, 700 Central Avenue, Louisville, Kentucky, 40208, (502) 636-4400.

CDI and its officers and directors may be deemed to be participants in the solicitation of proxies from CDI's stockholders with respect to the transactions contemplated by the merger agreement. Information regarding such officers and directors is included in CDI'S proxy statement for its 2000 annual meeting of stockholders filed with the Commission on May 15, 2000. This document is available free of charge at the Commission's Web site at www.sec.gov and from CDI at the address set forth above.